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                                                                      EXHIBIT 11
                                                                      ----------

                      SUNBASE ASIA, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
            THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1995 AND 1996
       (Amounts in thousands, except number of shares and per share data)
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                                               Six Months Ended June 30,                       Three Months Ended June 30,
                                        ----------------------------------------        -----------------------------------------
                                           1995           1996            1996               1995           1996          1996
                                           RMB            RMB             US$                RMB            RMB           US$
                                        ----------    ----------      ----------        ----------       ----------     ---------

Net income                                  40,110        32,882           3,952            24,872           16,817         2,021
                                        ==========    ==========      ==========        ==========       ==========     =========

Weighted average shares of
 common stock outstanding:

Shares of common stock
 outstanding on January 1,
 1996                                   11,700,104    11,700,104      11,700,104        11,700,104       11,700,104    11,700,104
1,000,000 shares of common
 stock issued on June 10,
 1996                                            -       109,890         109,890                 -          219,780       219,780
                                        ----------    ----------      ----------        ----------       ----------    ----------

Total weighted average shares
 of common stock outstanding            11,700,104    11,809,994      11,809,994        11,700,104       11,919,884    11,919,884

Shares of common stock
issuable if the Convertible
Preferred Stock were
converted at the beginning
of each respective fiscal  year
- -Series A                                 3,600,000    3,600,000       3,600,000         3,600,000        3,600,000     3,600,000
- -Series B                                         -      680,000         680,000                 -          680,000       680,000
                                         ----------   ----------      ----------        ----------       ----------    ----------

Total weighted average shares
 of common stock and
 common stock equivalents                15,300,104   16,089,994      16,089,994        15,300,104       16,199,884    16,199,884
                                         ==========   ==========      ==========        ==========       ==========    ==========

Earnings per common share                      2.62         2.04             .25              1.62             1.04           .13
                                         ==========   ==========      ==========        ==========       ==========    ==========
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